UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2015

MEDBOX, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54928	45-3992444
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

600 Wilshire Blvd. Ste. 1500

Los Angeles, CA 90017

(Address of principal executive offices) (zip code)

(800)-762-1452

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Farming Agreement

On December 18, 2015, Medbox, Inc. (the “Company”) and its subsidiary EWSD I, LLC (“EWSD”), entered into a Farming Agreement (the “Farming Agreement”) with Whole Hemp Company (“Whole Hemp”), pursuant to which Whole Hemp will manufacture products from hemp and cannabis crops it will grow on EWSD farmland, and the Company will build greenhouses for such activities up to an aggregate size of 200,000 square feet. Whole Hemp will pay all preapproved costs of such construction on or before September 30, 2017 as partial consideration for a revocable license to use the greenhouses and a separate 10-acre plot of EWSD farmland (the “10 Acres”). EWSD will retain ownership of the greenhouses.

For the first growing season commencing October 1, 2016, the Company will receive a percentage of gross sales of all Whole Hemp products on a monthly basis, and the Company’s share will increase incrementally based on the extent of crops planted on EWSD farmland according to a mutually agreed schedule. The Company will continue to share in the gross sales of all Whole Hemp products during each subsequent growing season, to be paid on a monthly basis, provided that the Company has used commercially reasonable efforts to provide certain marketing services in international markets and certain other marketing related services and assistance developing a seed program. In addition, the Company will receive 50% of Whole Hemp’s gross profits from the farming activities on the 10 Acres.

Commencing in the second growing season, the Company may provide marketing, sales, and related services to Whole Hemp in connection with the sale of products generated from the EWSD farmland, of which the Company will retain a percentage of gross sales. Further, the Company will receive half of the gross profits from the sale of products produced from crops grown on a dedicated 40-acre parcel of Whole Hemp’s farmland in exchange for marketing, sales, and related services provided by the Company on an exclusive basis.

Whole Hemp is responsible for obtaining all requisite permits and approvals from governmental authorities necessary to conduct the farming activities and for compliance with all federal, state and local regulations and procedures related to its business.

Pursuant to the Farming Agreement, the Company also granted Whole Hemp a warrant (the “Warrant”) to purchase 4,000,000 shares of Company common stock at an exercise price of $0.50 per share, exercisable at any time within 5 years.

The Farming Agreement is effective until September 30, 2026 and may be extended by either party for a 5-year period.

Growers’ Agent Agreement

On December 18 2015, the Company also entered into a Growers’ Agent Agreement (the “Growers’ Agent Agreement”) with Whole Hemp, pursuant to which the Company will provide marketing, sales, and related services on behalf of Whole Hemp in connection with the sale of its Cannabidiol oil product, from which the Company will receive a percentage of gross revenues (other than the sale of such product generated from the EWSD 10 Acres and the Whole Hemp 40-acre plot subject to the Farming Agreement). The Growers’ Agent Agreement is effective until September 30, 2025.

Under the Growers’ Agent Agreement, for the period ending December 31, 2015, the Company will act as agent for Whole Hemp in connection with the sale of up to 25 kilograms of product in exchange for a fee of up to $600,000. Thereafter, the Company will sell the product on behalf of Whole Hemp on a commission basis.

The Company may not act as agent of any other grower, distributor or manufacturer of the same product unless such other party agrees, and Whole Hemp refuses, to sell a set amount of such product to a purchaser below the minimum price then in effect under the Growers’ Agent Agreement.

The foregoing descriptions of the Farming Agreement, the Growers’ Agent Agreement and the Warrant are not complete and are qualified in their entirety by reference to the full text of the documents, which the Company intends to file as Exhibits to the Annual Report on Form 10-K for its fiscal year ending December 31, 2015.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated by reference into this Item 3.02.

The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act. The offers, sales and issuances of the securities that were deemed to be exempt in reliance upon Section 4(a)(2) were each transactions not involving any public offering, and the recipient of these securities was an accredited investor within the meaning of Rule 501 of Regulation D of the Securities Act who was acquiring the applicable securities for investment and not distribution and had represented that they could bear the risks of the investment. The recipient of securities in these transactions had adequate access, through business or other relationships, to information about the Company.

No underwriters were involved in the foregoing issuances of securities.

Item 8.01	Other Events.

On December 21, 2015, the Company issued a press release announcing its agreement with Whole Hemp. A copy of the press release is appended hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDBOX, INC.

Dated: December 28, 2015	By:	/s/ Jeffrey Goh
		Name:	Jeffrey Goh
		Title:	Interim Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release.